Exhibit 99.1

EVERTEC APPOINTS BRIAN J. SMITH TO THE BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – February 17, 2015 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that Brian J. Smith has been appointed to the Company’s Board of Directors as an independent director, effective February 13, 2015.

Mr. Smith currently serves as Group President of Latin America (Central America, South America, Mexico and the Caribbean) for The Coca-Cola Company, a position he has held since January 2013. The Latin America Group represented $4.9 billion in net revenue and operating income of $2.9 billion in 2013. Prior to his current assignment, he was President of Coca-Cola’s Mexico division from October 2008 to January 2013, and President of the Brazil Division from August 2002 to October 2008. Mr. Smith has also held other strategic and management roles since joining the Coca-Cola Company in 1997, including Latin America Group Manager for Mergers and Acquisitions where he was responsible for bottler and brand transactions in Latin America. Mr. Smith holds an MBA from the University of Chicago and currently resides in Mexico.

Frank G. D’Angelo, Chairman of the Board, said, “While looking for the best candidate to fill one of our Board seats, our Nominating and Corporate Governance Committee sought out individuals who hold extensive knowledge of Latin American markets. Like other members of the Board, Brian has substantial experience working within Latin America. His current position in Mexico is particularly appealing to us and makes him a valuable asset to EVERTEC. I am very pleased with Brian joining our Board.”

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America—and one of the largest in Latin America—EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Contact

Investor and Media Contact

Alan I. Cohen

Executive Vice President

Investor Relations

787-773-5302

IR@evertecinc.com